CO-DISTRIBUTOR AGREEMENT

      This Agreement, made this 17th day of March, 1992, by and among Great Hall Investment Funds, Inc., a Minnesota corporation ("Great Hall"), on behalf of each portfolio represented by a series of shares of common stock of Great Hall that adopts this Agreement (individually, a "Fund" and, collectively, the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Dain Bosworth Incorporated, a Delaware corporation, and Rauscher Pierce Refsnes, Inc., a Delaware corporation, as co-underwriters of the Funds' shares of common stock (individually, a "Co-Distributor" and, together, the "Co-Distributors"),

      WITNESSETH:

      1.   UNDERWRITING SERVICES.

      Each Fund hereby engages the Co-Distributors, and each of the Co-Distributors hereby agrees to act, as a principal underwriter for the Funds in connection with the sale and distribution of the Funds' shares of common stock to the public, either through dealers or otherwise. Each Co-Distributor agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

      2.   SALE OF FUND SHARES.

      Shares of each Fund are to be sold only on the following terms:

      (a) All subscriptions, offers or sales shall be subject to acceptance or rejection by Great Hall. Any offer or sale shall be conclusively presumed to have been accepted by Great Hall if Great Hall shall fail to notify the applicable Co-Distributor of the rejection of such offer or sale prior to the computation of the net asset value of the applicable Fund's shares next following receipt by Great Hall of notice of such offer or sale.

      (b) No share of any Fund shall be sold by either Co-Distributor for any consideration other than cash or for any amount less than the net asset value of such share, computed as provided in the Bylaws of Great Hall and in the current Prospectus and Statement of Additional Information of the applicable Fund.

      3.   REGISTRATION OF SHARES.

      Great Hall agrees to make prompt and reasonable efforts to effect and keep in effect, at each Fund's own expense, the registration or qualification of each Fund's shares for sale in such jurisdictions as Great Hall may designate.
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      4.   INFORMATION TO BE FURNISHED BY GREAT HALL TO THE CO-DISTRIBUTORS.

      Great Hall agrees that it will furnish each Co-Distributor with such information with respect to the affairs and accounts of each Fund as the Co-Distributors may from time to time reasonably require, and further agrees that each Co-Distributor, at all reasonable times, shall be permitted to inspect the books and records of the Funds.

      5.   ALLOCATION OF EXPENSES.

      During the period of this contract, Great Hall shall cause the Funds to pay all expenses, costs and fees incurred by the Fund which are not assumed by the Co-Distributors or by the Funds' investment adviser. The Co-Distributors shall pay all promotional expenses in connection with the distribution of each Fund's shares including paying for prospectuses, shareholder reports and sales literature for new or prospective shareholders.

      6.   COMPENSATION TO THE CO-DISTRIBUTORS.

      It is understood and agreed by the parties hereto that the Co-Distributors shall receive, in compensation for services performed by the Co-Distributors hereunder: (a) a sales charge, if any, from certain of the Funds as set forth in each applicable Fund's Prospectus and Statement of Additional Information (as the same may be amended or supplemented from time to time) and such other compensation as set forth on Exhibit A hereto. Payments, if any, to each Co-Distributor for services rendered hereunder shall be made by Great Hall quarterly in arrears not later than the fifth business day following the end of each calendar quarter in which said services were rendered.

      7.   LIMITATION OF THE CO-DISTRIBUTORS' AUTHORITY.

      Each Co-Distributor shall be deemed to be an independent contractor and, expect as specifically provided or authorized herein, shall have no authority to act for or represent Great Hall or the Funds. In connection with each Co-Distributors' role as an underwriter of Fund shares, each Co-Distributor shall at all times be deemed an agent of Great Hall and the Funds and shall sell Fund shares to purchasers thereof as agent and not as principal

      8.   SUBSCRIPTION FOR SHARES - REFUND FOR CANCELED ORDERS.

      Each Co-Distributor shall effect the subscription of Fund shares as agent for Great Hall and the applicable Fund. In the event that an order for the purchase of shares of a Fund is placed with a Co-Distributor by a customer or dealer and subsequently canceled, the applicable Co-Distributor, on behalf of such customer or dealer, shall forthwith cancel the subscription for such shares entered on the books of the applicable Fund, and, if such Co-
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Distributor has paid the applicable Fund for such shares, such Co-Distributor shall be entitled to receive from the applicable Fund in refund of such payment the lesser of:

      (a)  the consideration received by the Fund for said shares;

      (b) the net asset value of such shares at the time of cancellation by the Co-Distributor.

      9.   REPORTS TO GREAT HALL DIRECTORS.

      Appropriate officers of each Co-Distributor shall provide the directors of Great Hall with such information as is required by any plan of distribution adopted by Great Hall on behalf of any Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") (said plan of distribution, a "Plan").

      10.	INDEMNIFICATION OF GREAT HALL AND THE FUNDS.

      Each Co-Distributor agrees to indemnify Great Hall and the Funds against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the Fund shares by such Co-Distributor. In the event of the threat or institution of any such litigation or legal proceedings against Great Hall or the Funds, the applicable Co-Distributor shall defend such action on behalf of the applicable Fund(s) at such Co-Distributor's own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, neither Co-Distributor shall be required to pay or reimburse Great Hall or the Funds for any liability, judgment, cost or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, Great Hall, or to either or both Co-Distributors by a director, officer, or employee of Great Hall who is not an interested person of the applicable Co-Distributor, unless the information so supplied or omitted was available to the Co-Distributor or the Funds' investment adviser without recourse to Great Hall or any such interested person of Great Hall.

      11.  FREEDOM TO DEAL WITH THIRD PARTIES.

      Each Co-Distributor shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

      12.  EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT.

      (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto.

      (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period of one year from the date of its execution but only as long as such continuance is specifically approved at least annually (at a meeting in person called for the purpose of voting on this Agreement) by (i) the Board of Directors of Great Hall or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of either Co-Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (including, but not limited to, this Agreement).

      (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the vote (cast in person at a meeting called for the purpose of voting on such approval) a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of either Co-Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by the vote of a majority of the outstanding voting securities of such Fund, or by either Co-Distributor, upon 60 days' written notice to the other parties.

      (d) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act).

      (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote (cast in person at a meeting called for the purpose of voting on such approval) of a majority of the directors of Great Hall who are not parties to this Agreement or "interested persons", as defined in the 1940 Act, of either Co-Distributor or of Great Hall and, with respect to any Fund for which Great Hall has adopted a Plan, who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan.

      (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

      13.  NOTICES.

      Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

      14.  INTERPRETATION; GOVERNING LAW.

      This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

      IN WITNESS WHEREOF, Great Hall and the Co-Distributors have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                         GREAT HALL INVESTMENT FUNDS, INC.


                                         By  Peter O. Torvik
                                           Its  Chief Executive Officer


                                         DAIN BOSWORTH INCORPORATED


                                         By  James Tracy
                                           Its  Vice President


                                         RAUSCHER PIERCE RESFNES, INC.


                                         By  Richard Fry
                                            Its  Senior Vice President
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                                   EXHIBIT A
                                      to
                           CO-DISTRIBUTOR AGREEMENT


            FUND                EFFECTIVE DATE               COMPENSATION

Great Hall Prime Money Market   March 17, 1992                    (1)
 Fund (Series A)

Great Hall U.S. Government      March 17, 1992                    (1)
 Money Market Fund (Series B)

Great Hall Tax-Free Money       March 17, 1992                    (1)
 Market Fund (Series C)

Great Hall National Tax-        March 17, 1992                    (2)
 Exempt Fund (Series D)

Great Hall Minnesota            March 17, 1992                    (2)
 Insured Tax-Exempt Fund
 (Series E)


___________________________________

      (1) It is understood and agreed by the parties hereto that, with respect to each of Series A, Series B and Series C of Great Hall, sales of shares of each of said series by the Co-Distributors will benefit the investment adviser of each of said series (which investment adviser is an affiliate of each Co-Distributor), and, therefore, neither Co-Distributor shall receive any additional compensation for services it performs hereunder with respect to Series A, Series B and Series C.

      (2) In addition to the sales charge applicable to each of Series D and Series E of Great Hall (as set forth in each series' current prospectus), each Co-Distributor shall receive a quarterly distribution fee equal to one-quarter of .30% of that portion of each series' respective average daily net assets (during such calendar quarter) that are attributable to shareholder accounts of such Co-Distributor. Such quarterly fee shall be used by each Co-Distributor to compensate broker-dealers, including the Co-Distributors and their registered representatives, for their sale of shares of Series D and Series E and may also be used to pay other advertising and promotional expenses in connection with the distribution of said shares, as more fully set forth in the Plan applicable to Series D and Series E. Such quarterly fee may be waived in whole or in part by the parties hereto.
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